EXHIBIT 23

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-119638, 333-111004, 333-109220, 333-70862, 333-45750, 333-88899, 333-43117, 333-22323, 033-56145, and 033-56147 on Form S-8 and Registration Statements No. 333-91966 and 333-98741 on Form S-3 of Charming Shoppes, Inc., of our reports dated April 7, 2006, with respect to the consolidated financial statements of Charming Shoppes, Inc., Charming Shoppes, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Charming Shoppes, Inc. included in this Annual Report (Form 10-K) for the year ended January 28, 2006.

/S/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
April 7, 2006